Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FMC TECHNOLOGIES, INC.

The undersigned Corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the Corporation is: FMC Technologies, Inc.

SECOND: The Corporation hereby amends its Amended and Restated Certificate of Incorporation as follows:

Section 1 of Article IV is hereby amended by deleting all of the text of such section and replacing it with the following in substitution thereof:

“The Corporation shall be authorized to issue 312,000,000 shares of capital stock, of which 300,000,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”), and 12,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

THIRD: The written amendment effected herein has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate has been subscribed this 19th day of May, 2009, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

FMC Technologies, Inc.

By:	/s/ Jeffrey W. Carr
Name:	Jeffrey W. Carr
Title:	Vice President, General Counsel and
Secretary